                                                         [GRAPHIC OMITTED]
                                                 Contact:  Annie Astor-Carbonell
                                                 Senior Executive Vice President
                                                     And Chief Financial Officer
                                                                   (787)724-1715
                                                     Annie.Astor@firstbankpr.com






                      FIRST BANCORP REPORTS RECORD EARNINGS
                                IN THIRD QUARTER


         San Juan, Puerto Rico, October 11, 2000--First BanCorp (NYSE:FBP) reported today earnings of $16,699,212 or $0.56 per share (basic and diluted), for the third quarter of 2000, as compared to earnings of $16,208,146 or $0.50 per share (basic and diluted) for the third quarter of 1999; an increase of 12% in earnings per share. Return on Assets (ROA) and Return on Equity (ROE) were 1.23% and 21.26%, respectively, for the quarter, as compared to 1.51% and 21.02% respectively, for the same quarter of last year. Return on common equity was 26.94% for the quarter as compared to 26.74% for the same quarter of 1999. Average common shares used to calculate earnings per share were 26,724,904 (basic) and 26,926,717 (diluted).

First BanCorp Reports Record Earnings in Third quarter                    Page 2

         For the nine months period ended September 30, 2000, earnings were $49,527,651 or $1.65 per share (basic) and $1.64 per share (diluted), as compared to $45,742,875 or $1.48 per share (basic) and $1.47 per share (diluted), for the first nine months of 1999, an increase of 11.6% in diluted earnings per share.

         The earnings increase is mainly the result of a rise in net interest income and other income. Commenting on third quarter results, Mr. Angel Alvarez, CEO of First BanCorp said, "we have experienced substantial loan growth and notable results of our efforts to diversify our sources of revenues; we are very pleased with the results we have achieved so far during 2000." Net interest income, the Corporation's main source of income, was $47.0 million during the third quarter of 2000, as compared to $46.8 million for the third quarter of 1999. New loan volumes in the corporate sector provided a notable increase in the Corporation's revenues, which helped offset higher funding costs. Other income was $13.3 million for the quarter, as compared to First BanCorp Reports

Record Earnings in Third Quarter                                          Page 3

$8.5 million for the same quarter last year, a 56% increase. This increase of $4.8 million in other income is mainly due to new recurring fees and charges and also includes a gain of $2 million from the active management of the Corporation's investment portfolio, which has represented a continued source of income during the past years. Total assets amounted to $5,649 million as of September 2000 as compared to $4,374 million as of September 30, 1999, and $4,722 million as of December 31, 1999. Total deposits increased by $892 million, when compared to September 30, 1999 and by $657 million, when compared to December 31, 1999. Total loans reached $3.3 billion, a 31% increase when compared to September 1999.

         During 2000, the Corporation has made additional efforts to maintain its above average efficiency ratio; this resulted in a ratio of 47.21% for this quarter, as compared to 46.83% for the same quarter of last year. This ratio has remained below 50% regardless of the fact that the Corporation has significantly invested in infrastructure to support new technologically First BanCorp Reports

Record Earnings in Third Quarter                                          Page 4

advanced products and in new production areas like corporate services and middle market lending. Operating expenses increased to $28.5 million for the quarter, as compared to $25.9 million for the same quarter last year. The $2.6 million increase is the result of new human and technology resources to support the Bank's growth. The expense base for this third quarter of 2000 also includes four branches acquired in December 1999.

         The Corporation's provision for loan losses was $11.6 million, in line with the comparable third quarter 1999 provision of $11.0 million. Net charge offs during this quarter amounted to $10.7 million or 1.34% of average loans annualized, as compared to $10.4 million or 1.69% of average loans annualized, during the third quarter of 1999. Non-performing loans were $67.2 million or 2.03% of total loans as of September 30, 2000, as compared to $54.1 million or 2.14% of total loans as of September 30, 1999. The increase in the absolute amount is due to a large commercial loan, to the addition of non-performing loans of the First Virgin Islands newly acquired operations, and to the general growth in First BanCorp

Reports Record Earnings in Third Quarter                                  Page 5

the loan portfolio. The reserve coverage ratio (allowance to non-performing loans) was 113.7% as of September 30, 2000, as compared to 133.4% as of September 30, 1999.

         First BanCorp is a $5.6 billion Financial Holding Company. It is the parent company of FirstBank Puerto Rico, which is the second largest independently owned commercial bank in Puerto Rico. The Bank, which is a well-capitalized institution, operates 53 financial service facilities throughout Puerto Rico and the US Virgin Islands. On September 25, 2000, FirstBank closed the acquisition of a small financial institution in the US Virgin Islands, which was immediately merged into the Bank. FirstBank also operates Money Express, a finance company, with 26 offices throughout the Island, and First Leasing and Car Rental, a car and truck rental leasing company, with offices in Bayamon, Rio Piedras, Guaynabo, Isabela, and Caguas.


First BanCorp Reports Record Earnings in Third Quarter                   Page  6


                                 FIRST BANCORP
                                  (NYSE: FBP)
                         CONDENSED FINANCIAL HIGHLIGHTS
                                (000's OMITTED)



                                                   At September 30,               At September 30,
                                                         2000                          1999


Total assets                                           $5,648,674                  $4,373,783

Total investments                                       2,147,767                   1,718,355

Total loans                                             3,318,008                   2,525,377

Allowance for loan losses                                  76,445                      72,136

Total deposits                                          3,222,448                   2,330,314

Stockholders' equity                                      320,674                     308,013



First BanCorp Reports Record Earnings in Third Quarter                    Page 7

                                FIRST BANCORP
                                  (NYSE: FBP)
                         CONDENSED FINANCIAL HIGHLIGHTS
                                (000's OMITTED)


Three Months Ended                                                         Nine Months Ended
                                                           September 30,                    September 30,
                                                     --------------------------           -----------------
                                                        2000             1999               2000      1999
                                                     ----------       ---------          ----------  -------
Results of operations:
Net interest income                                     $47,038          $46,789           $143,695   $137,727
Provision for possible loan losses                       11,566           11,016             34,744     37,766
Other income                                             13,297            8,521             36,529     24,215
Operating expenses                                       28,487           25,884             84,755     73,781
Income before income tax provision                       20,282           18,410             60,725     50,395
Income tax provision                                      3,583            2,202             11,198      4,652

    Net Income                                          $16,699          $16,208            $49,527    $45,743

    Net income applicable to common stock               $15,096          $14,605            $44,718    $43,071

    Net income per common share - basic                   $0.56            $0.50              $1.65      $1.48
    Net income per common share - diluted                 $0.56            $0.50              $1.64      $1.47